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                                [letterhead of]
                              KELLY, HART & HALLMAN
                          (a Professional Corporation)
                           201 Main Street, Suite 2500
                             Fort Worth, Texas 76102


                                  July 2, 1997


Reliant Building Products, Inc.
3030 LBJ Freeway, Suite 300
Dallas, Texas  75234

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     This firm has acted as legal counsel to Reliant Building Products, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") pertaining to the Company's offering of up to $70,000,000 principal amount of 10-7/8% Series B Senior Subordinated Notes due 2004 of the Company (together with the guarantees of the Guarantors (as defined) attached thereto, the "New Notes").

     In connection with this opinion, we have made the following assumptions:
(i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and if not originals are true and correct copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation were duly authorized to do so. We have assumed that there are no amendments, modifications or supplements to such documents other than those amendments, modifications and supplements that are known to us.

     Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

     1. The Company and each of LeVan Builders Supply Company, Inc., an Oklahoma corporation, RBP of Arizona, Inc., a Delaware corporation, RBP Custom Glass, Inc., a Delaware corporation, RBP Trans, Inc., a Delaware corporation, RBP Fenesco, Inc., a Delaware corporation, RBP of Texas, Inc., a Delaware corporation, and Timber Tech, Inc., a Mississippi corporation (collectively, the "Guarantors"), were incorporated, exist and are in good standing under the laws of their respective states of incorporation.

     2. The issuance of the New Notes has been duly authorized and, upon the due execution, authentication and delivery of the New Notes in accordance with the terms of the Indenture governing the New Notes between the Company, the Guarantors and Bank One, N.A., as Trustee (the "Indenture"), against the exchange of a like principal amount of 10-7/8% Series A

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Reliant Building Products, Inc.
July 2, 1997
Page 2

Senior Subordinated Notes due 2004 of the Company (the "Old Notes") in accordance with the terms and conditions set forth in the Prospectus constituting a part of the Registration Statement, the New Notes will be validly issued.

     3. Upon the due execution, authentication and delivery of the New Notes in accordance with the terms of the Indenture, against the exchange of a like principal amount of Old Notes in accordance with the terms and conditions set forth in the Prospectus constituting a part of the Registration Statement, the New Notes will constitute enforceable obligations of the Company and the Guarantors, except (a) as such enforceability is limited by applicable bankruptcy, insolvency, fraudulent conveyance and other debtor relief laws of general applicability and (b) that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     This opinion is further limited and qualified in all respects as follows:

     For purposes of rendering the opinion set forth in numbered paragraph 1 above, we have relied solely upon certificates of the Secretary of State of the States of Delaware, Mississippi and Oklahoma.

     For purposes of rendering the opinion set forth in numbered paragraph 2 above, we have, with your permission, assumed that the laws of the States of Mississippi and Oklahoma are the same as the laws of the State of Delaware.

     This opinion is specifically limited to matters of the existing laws of the United States of America and the General Corporation Law of the State of Delaware; provided, however, that the opinion in numbered paragraph 2 relating to provisions of the Indenture and the opinion in numbered paragraph 3 relating to the enforceability of the New Notes are each limited solely to the existing laws of the State of New York. Except as expressly stated in the foregoing sentence, we express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion.

     This opinion is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

     This opinion is intended solely for your benefit. It is not to be quoted in whole or in part, disclosed, made available to or relied upon by any other person, firm or entity without our express prior written consent.

     This opinion is based upon our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.
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Reliant Building Products, Inc.
July 2, 1997
Page 3

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                   Respectfully submitted,


                                   /s/ Kelly, Hart & Hallman

                                   KELLY, HART & HALLMAN
                                     (a professional corporation)